Exhibit 99.1

       McGrath RentCorp Reduces Earnings Guidance for 2003

    LIVERMORE, Calif.--(BUSINESS WIRE)--July 15, 2003--McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for communications, fiber optic and general purpose needs, today announced that its 2003 full-year earnings are expected to be in a range of $1.75 to $1.85 per diluted share, a reduction from its earlier full-year guidance range of $2.12 to $2.17 per diluted share. This revision is primarily due to a change in the mix of orders for modular classroom units from lower sales orders and higher rental orders.
    "We are having an excellent year for booking classroom rental orders," stated Dennis Kakures, President, and CEO. "Classroom rental orders have been higher than anticipated, however, classroom sale orders have been lower than expected. While we believe this change in revenue mix toward rentals will help establish a higher, more predictable recurring revenue base for our modular business in future years, the reduction in outright sales of modular units will adversely impact revenue and earnings for 2003. Historically, sales have fluctuated from quarter to quarter and year to year depending on customer requirements and funding, making this revenue source more challenging to forecast."
    The Company plans to release its second quarter earnings report on Thursday, July 31, 2003 after the close of regular market trading. The Company will conduct a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) that afternoon to discuss the results. The call will feature remarks by Dennis Kakures, president and chief executive officer; and Tom Sauer, chief financial officer. There will also be a live Q&A session. The conference call may be heard by dialing 800/240-2430 (international callers dial 303/262-2075). In addition, a live webcast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California and Texas. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K-12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California.
    The Company's RenTelco division rents and sells electronic test equipment and is recognized as the leader in communications and fiber-optic test equipment rentals throughout the U.S.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our statements regarding guidance on per share earnings for 2003, the strength of bookings for classroom rental orders for 2003, the expectation that a change in revenue mix on the modular business toward greater rental revenue will establish a higher, more predictable recurring revenue base for the modular business in future years, and the expectation that a reduction in outright sales of modular units will adversely impact the Company's revenue and earnings for 2003. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements, continuing demand for both sale and rental modular products, timely delivery and installation of modular products, delays of future sales projects beyond 2003 and changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.


    CONTACT: McGrath RentCorp
             Dennis Kakures, 925/606-9200